EXHIBIT 10.63

2021 RETAIL LENDING GROWTH INCENTIVE PLAN

The Retail Lending Growth Incentive Plan has been established to achieve the division’s objectives while rewarding employees for individual performance as well as their contribution to divisional and corporate success. The intent of this incentive plan is to reward as the Retail Lending division meets and exceeds performance targets.

▪INCENTIVE STRUCTURE
The target payment is $50,000, with a range of 0% to 150% based upon actual performance. To focus performance on both budget achievement and the long-term success of the division, the incentive will be paid split between cash and equity. The payment will be weighted approximately one-half in cash and one-half in equity. Equity grants will be further subject to time based vesting.

The plan payment will be based on total origination volume; sales revenues; and non-accruing asset quality ratio relative to the peer group median. Each metric will be measured using the following weightings:

Component	Total Origination Volume	Sales Revenues	Non-accruing Asset Quality Ratio
Metric Weighting	33.34%	33.33%	33.33%
Payout Range	0 – 200%	0 – 200%	0 – 100%

Performance will be determined by assessing achievement of each metric individually against the performance grids below and averaging the results, subject to an overall maximum of 150%. The target payment is multiplied by this average to determine final payment under the plan.

Total Origination Volume and Sales Revenues Performance vs. Plan	Payout as a % of Target	Non-accruing Asset Quality Ratio vs. Peer Group Median	Payout as a % of Target
< 70%	0.0%	2.01% +	0.0%
70% to 77.4%	25.0%	1.51% to 2.00%	25.0%
77.5% to 82.4%	50.0%	1.01% to 1.50%	50.0%
82.5% to 87.4%	62.5%	0.50% to 1.00%	75.0%
87.5% to 92.4%	75.0%	0.49% or less	100%
92.5% to 97.4%	87.5%
97.5% to 102.4%	100.0%
102.5% to 107.4%	125.0%
107.5% to 112.4%	150.0%
112.5% to 117.4%	175.0%
117.5% +	200%
If the Corporation is required to prepare an accounting restatement due to the material noncompliance with any financial reporting requirement under the Federal securities laws, all participants will be required to reimburse the Corporation for any plan payment that would not have been earned based on the restated financial results.

▪Divisional Component Performance Goals
Performance goals will be established each year as outlined below. Goals and/or results may be adjusted to reflect extraordinary events, including, but not limited to, acquisitions or mergers. Performance for the Chief Retail Lending Officer will be assessed based upon the combined performance of the Retail Lending product lines including Washington Trust and Washington Trust Mortgage Company.

Total Origination Volume
Total origination volume will equal the principal balance of all loans disbursed in the year as reported by Mortgage Underwriting and included in the Corporation’s financials on schedule M.
Sales Revenues
Total gains on loan sales, commissions received on brokered loans and gains/losses on Mortgage Banking hedges per general ledger (excluding fair value adjustments) and gains on servicing rights retained per general ledger.
Relative Non-accruing Asset Quality Ratio
Asset quality will be measured using publicly released metrics for 1-4 family dwellings as a percent of 1-4 family loan portfolio balances. Performance will be determined by determining the difference between Washington Trust’s average quarterly performance and the peer group average median over the 20 completed quarters for which results are known by December 31st. The peer group will be consistent with the peer group used for compensation decisions for the calendar year.
PRINCIPAL PROVISIONS
▪Term of the Program
The term of this program is one year. This plan supersedes all previous plans for participants.
▪Eligible Participants
The Chief Retail Lending Officer is the only participant in this program. This incentive is in addition to any incentive under the Annual Performance Plan.
▪Administration
The Board of Directors has responsibility for establishing goals and determining plan payments. The Board has delegated responsibility for review of plan parameters, goals and payments to the Compensation and Human Resources Committee.
Plan payments will be determined by the Compensation and Human Resources Committee. Regardless of the actual award levels determined by the plan parameters, the Bank reserves the right to reduce the size of any award. The decisions of the Compensation and Human Resources Committee will be considered final, binding, and conclusive on all parties. Payments under this Plan are intended to be Performance-Based Awards under Section 12 of the Washington Trust Bancorp, Inc. 2013 Stock Option and Incentive Plan and are subject to the requirements of said Section 12.
The Board of Directors and/or the Compensation and Human Resources Committee reserves the right to suspend, modify or terminate the plan at any time.
▪Individual Performance and Incentive Payments
An individual is expected to fully meet all major job requirements in order to qualify for incentive compensation. An individual is expected to be forthright and honest with regard to all items submitted in calculating incentive payments. Any intent to deceive or defraud can result in disciplinary action up to and including termination.
Compliance with all Company and/or department policies and procedures is essential. This includes, but is not limited to, the following of investment policies and the proper and timely documentation of all work. Any violation of policy can result in loss of incentive compensation as well as loss in employment.
▪Payment
Incentive compensation and equity grants will be made as soon as practical after final results can be quantified. Participants must be active employees or retirees of The Washington Trust Company on December 31st of the Plan year in order to qualify for payment. Participants who terminate employment with the Company (for reasons other than retirement) prior to December 31st of the Plan year will not be eligible to receive any payment from the Plan. Employees who retire from eligible status will be eligible for a pro-rated payment. Post-employment payments are at the discretion of Compensation and Human Resources Committee.

This is not a tax qualified plan, which means that all payments are subject to ordinary taxation. Individuals who are eligible to participate in The Washington Trust Company Nonqualified Deferred Compensation Plan may defer any or all of their Retail Lending Growth Incentive Plan payment into that plan.
▪Claims To Awards And Employment Rights
Eligibility to participate in this program does not confer any right on the participant to continue in the employ of the organization or limit, in any way, the right of the employer to terminate at will.